Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of Customers Bancorp, Inc. on Form S-8 of our report dated March 18, 2013, relating to the consolidated financial statements of Customers Bancorp, Inc as of December 31, 2012 and for the two-years then ended, which appears in the Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ ParenteBeard LLC

Allentown, Pennsylvania
August 8, 2014